Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 10, 2022 with respect to the combined financial statements of Spartan Treating included in the Current Report of CSI Compressco LP on Form 8-K/A filed on January 14, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

January 18, 2022